Exhibit 99

NSD Bancorp, Inc.

NSD Bancorp, Inc. Announces Appointment of Andrew W. Hasley as President and COO of the Company and President and COO of NorthSide Bank

Pittsburgh, PA—(BUSINESS WIRE) —NSD Bancorp, Inc. (the “Company”) (NASDAQ:NSDB), the holding company for NorthSide Bank (the “Bank”), today announced the appointment of Andrew W. Hasley as President and Chief Operating Officer of the Company and President and Chief Operating Officer of the Bank.

Mr. Hasley has been Executive Vice President and Chief Operating Officer of the Bank since June 2003, and formerly served as President and Chief Operating Officer of Pennsylvania Capital Bank. “Andy brings a record of achieving performance and profitability improvement and we look forward to his leadership. The Board of Directors of NSD Bancorp, Inc. is committed to remaining independent and building a best-in-class institution in the region,” said Lawrence R. Gaus, Chairman of the Board.

NSD Bancorp, Inc. is the holding company for NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $515 million in assets as of June 30, 2003. The Pittsburgh-based community bank currently operates twelve branch offices serving the City of Pittsburgh and northern suburbs.

This press release may contain forward-looking statements as defined in the Private Securities Litigation reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.